UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 8, 2009
AMERICAN LITHIUM MINERALS INC.
(Exact name of registrant as specified in its charter)
Nevada	333-132648	71-1049972
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1914 Cordova Road, Suite 116, Fort Lauderdale, FL		33316
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(954) 828.9143
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective October 8, 2009, Matthew Markin resigned as president and chief executive officer and Judy Baker was appointed president and chief executive officer.  In addition, Ms. Baker was also appointed as a director of our company.

Ms. Baker has a long and successful track record in the mining/mineral exploration business and associated equity markets.  From 2007 to 2009, Ms. Baker was the President, CEO and a director of Canada Lithium Corp., formerly Black Pearl Minerals Consolidated.  Ms. Baker was instrumental in restructuring the company and strategically positioning the company into the forefront of the international lithium business.

In 2007, Ms. Baker acted as a consultant for Geoinformatics Exploration Inc. and Southeast Asia Mining Corp., junior exploration and mining companies located in Toronto, Ontario.

From 2007 to 2008, Ms. Baker acted as a consultant for NORCANEX Exploration and Southeast Asia Mining Corp., a junior exploration and mining company located in Toronto, Ontario and as a consultant for Nevsun Resources, a junior exploration and mining company in Vancouver, British Columbia.  From 2005 to 2007, Ms. Baker was the Vice President, Business Development & Investor Relations of Nevsun Resources.

From 2004 to 2005, Ms. Baker was a research analyst at Toll Cross Securities.

From 2001 to 2004, Ms. Baker was the North American business manager for Quantec Geoscience Ltd.

Ms. Baker holds an Honours B.Sc. Geological Engineering in Mineral Resources Exploration and a M.B.A., and has seventeen years of experience in the mining and mineral exploration sector including equity analysis, fund management; and exploration and mining company activity

Our board of directors now consists of Judy Baker, Matthew Markin and Dave Clarke.

Item 9.01	Financial Statements and Exhibits
10.1	News release dated October 8, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LITHIUM MINERALS INC.

/s/ Matthew Markin

Matthew Markin
Chairman

Date: October 9, 2009